Exhibit 99.1

Qumu Announces Compliance with Financial Covenants and Amendment to Credit Agreement
Minneapolis, MN – November 6, 2017 – Qumu Corporation (NASDAQ: QUMU) today announced, after completing its full monthly compliance analysis following October 31, 2017, that the Company was in compliance with the cash and eligible accounts receivable covenant of its term loan credit agreement with HCP-FVD, LLC and Hale Capital Partners, LP. Accordingly, the Company was not in default of the credit agreement at October 31, 2017. Qumu has maintained compliance with all financial covenants of the term loan credit agreement since it was signed in October 2016.
As previously announced, the Company has been in discussions with the lender to gain greater operational and financial flexibility under the credit agreement. Today, the Company also announced that it has entered into an amendment to its credit agreement that significantly relaxes certain financial covenants. In particular:

◦	a covenant requiring a minimum percentage of eligible accounts receivable and cash to outstanding obligations was reduced from 118% to 100%, and

◦	certain large current receivables will no longer be excluded from eligible accounts receivable for purposes of computing compliance with that covenant.
In light of these amendments, the Company forecasts ongoing compliance with covenants and the ongoing ability to continue as a going concern.
“I would like to thank Hale Capital for its continued support of Qumu’s long-term vision to revolutionize the use of video in the enterprise,” said Vern Hanzlik, President and CEO of Qumu. “This amendment facilitates the execution of our long-term plans for growing the company and reaching a positive cash flow position.”
Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Such forward-looking statements include, for example, statements about the Company’s future compliance with the covenants of the credit agreement. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.
About Qumu
Qumu (NASDAQ: QUMU) helps the world’s largest companies realize the value of putting video to work for their digital workforce. Organizations use Qumu software to create, manage and share video – live streaming and on demand – turning video into an always-on resource and connecting thousands of stakeholders across a single enterprise.

Investor Contact:
Vern Hanzlik
President and CEO
Qumu Corporation
vern.hanzlik@qumu.com
650-396-8531

2